Exhibit 99.1
Levitt Corporation Reports Financial Results
For The Fourth Quarter and Full-Year 2006
     FORT LAUDERDALE, FL – March 7, 2007 — Levitt Corporation (NYSE: LEV) (“the Company”) today announced financial results for the fourth quarter and year ended December 31, 2006. The Company had a net loss of $10.7 million for the fourth quarter, compared to net income of $8.3 million earned in the corresponding period in 2005. Diluted loss per share for the fourth quarter 2006 was $0.54, compared with diluted earnings per share of $0.42 in the corresponding period in 2005. Fourth quarter 2006 net loss included pretax charges of approximately $31.1 million associated with homebuilding inventory impairment charges of $ 29.7 million and write-offs of deposits and pre-acquisition costs of $1.4 million related to land under option that we do not intend to purchase. There were no similar charges in the fourth quarter of 2005. Excluding these charges pretax income would have been $13.9 million.
     For the year ended December 31, 2006, the Company had a net loss of $9.2 million, compared to net income of $54.9 million reported in 2005, and diluted loss per share was $0.47 compared to diluted earnings per share of $2.74 reported in 2005. Included in the 2006 results are pretax charges of approximately $38.1 million associated with homebuilding inventory impairment charges of $34.3 million, write-offs of deposits and pre-acquisition costs of $2.5 million, and the write-off of $1.3 million in goodwill associated with our Tennessee operations. In 2005, we recorded $467,000 for the write-off of deposits and pre-acquisition costs. Excluding these charges pretax income would have been $23.1 million. In addition to these charges, the Company experienced a large increase in selling, general and administrative expenses during 2006 attributed mainly to the continued geographic expansion of our operations into different regions, consulting fees relating to a new information technology platform that was implemented in October 2006, and increased marketing and advertising expenses associated with efforts to attract buyers in a challenging homebuilding market.
     Chairman and Chief Executive Officer, Alan B. Levan, commented, “2006 was one of the most challenging years for the U.S. homebuilding industry in well over a decade. Market trends in Florida continue to reflect soft demand, declining new orders, lower conversion rates, and an increase in buyers failing to fulfill their contractual obligations to purchase homes. We experienced decreases in new orders and increases in cancellations throughout the year and we don’t believe that there is any meaningful evidence that this trend will reverse in the near future. We are reducing the prices of our homes to meet current market conditions while being mindful of protecting our project backlogs; however, potential buyers remain concerned by future trends in the Florida real estate market and difficulty in selling their existing homes. While continuing to invest in sales and marketing initiatives to increase traffic and improve conversion rates, we are also examining overhead levels necessary to balance our long term goals with current market conditions. As a result, we reduced our headcount in February by 89 employees, which represented 16% of our homebuilding headcount, and continue to look at other opportunities for cost savings. In the event of prolonged weak demand, additional capital will be necessary to strengthen the Company’s balance sheet, and various alternative strategies are being explored to ensure the Company maintains sufficient liquidity in this uncertain market. This need contributed to the Board’s decision to accept a merger offer from BFC Financial Corporation (NYSE Arca: BFF) in January. We remain optimistic about the long term opportunities available in the homebuilding market, and Florida in particular, but must remain vigilant in preserving resources in the event of an extended downturn and having the financial strength to exploit the opportunities when the market returns to normalized growth.
Homebuilding Division:
     “Total revenue from sales of real estate during the fourth quarter of 2006 increased $40.6 million to $143.2 million on the delivery of 426 units at an average selling price of $336,000 compared to $102.6 million in the corresponding 2005 period, in which 401 units were delivered with an average selling price of $256,000. Total revenue from sales of real estate for the full-year 2006 was $500.7 million from the delivery of 1,660 units, versus $438.4 million for the previous year when 1,789 units were delivered.
     “Gross orders of 204 in the fourth quarter of 2006 were reduced by 122 cancellations, resulting in net orders of 82 and a cancellation rate (defined as cancellations divided by gross sales) of 59.8%. In the fourth quarter of 2005, the Company had gross orders of 588 offset by cancellations of 98, resulting in net orders of 490 and a cancellation rate of 16.7%. Gross orders declined and cancellations increased sequentially in each quarter of 2006, reflecting deteriorating market conditions. For the full-year 2006, net orders decreased to 1,116 units with a value of $382.0 million, from 1,767 units with a value of $547.0 million during 2005. The cancellation rate increased to 26.6% during 2006 from 13.3% for the previous year as 404 units were cancelled in 2006 compared with 272 units in 2005. Demand in our active adult and family communities in Florida, which constitute 65% of our unsold lot inventory, was weak during the fourth quarter of 2006. Net sales at our projects outside of Florida accounted for 80% of our net sales in the fourth quarter of 2006 compared with 20% in the fourth quarter of 2005. Average selling prices for net orders in the fourth quarter of 2006 were $332,000, down slightly from $337,000 in the comparable 2005 period, but average selling prices for net orders during 2006 were $342,000, up from $310,000 for the previous year.
     “At the close of the year, our homebuilding division had a backlog of 1,248 homes with a sales value of $438.2 million versus 1,792 homes with a sales value of $557.3 million at December 31, 2005. The average sales price of homes in the backlog at year end 2006 increased 12.9% to $351,000 from the year end 2005 average of $311,000. Spec inventory, the majority of which is the result of cancelled orders, consisted of 218 units at the end of the fourth quarter 2006, which included units in various stages of construction. Aggressive discounting strategies are being employed to reduce this inventory.
     “Margin percentage (defined as sales of real estate, minus cost of sales of real estate, divided by sales of real estate) was -2.7% for the fourth quarter 2006, versus 20.2% in the comparable 2005 quarter, and 12.1% for the full-year 2006 versus 20.8% for the previous year. Excluding the impact of the homebuilding inventory impairment charges and write-offs of deposits and pre-acquisition costs, margins in the fourth quarter would have been 19.0%, and 19.5% for the full-year 2006. Inventory impairment charges for 2006 consisted of $28.9 million related to certain projects in Florida, and additional $5.4 million for projects in Tennessee.
     “Selling, general and administrative expenses (SG&A) as a percent of total homebuilding revenue were approximately 12.7% during the fourth quarter 2006 and 15.4% for the year, versus 14.8% for the comparable fourth quarter 2005 and 13.0% for the full-year 2005. The increase related to higher compensation and benefits expense, recruiting costs, costs for geographic expansion, and selling costs. Selling costs increased 24.3% in the quarter and 41.8% for the full year over comparable periods in the prior year as a result of increased advertising and marketing expenditures designed to increase sales center traffic as well as increased commissions associated with more generous broker programs. The Company continues to evaluate overhead spending in an effort to align costs with backlog, sales and deliveries. As previously indicated, based on this ongoing evaluation, the Company reduced headcount in February by 89 employees. In connection with this reduction, we will record a severance charge of approximately $440,000 in the first quarter of 2007. Annual cash savings from this workforce reduction are anticipated to total approximately $3.9 million.
     “We have curtailed land acquisition activities, and other than a transaction with our Land Division discussed later, did not acquire any land during the quarter. For the year, we invested $64.8 million in new land acquired from third parties, and of this amount, $63.1 million was closed in the first quarter of 2006. Our continuing investment in inventory is principally associated with land development activities outside of Florida and the construction of amenities in many of our projects. Given the early stage of development of many of our projects which were opened in late 2005 and 2006, ongoing investment will be necessary, and our inventory balances will likely remain at current levels for the foreseeable future. However, in an effort to strengthen our balance sheet, we continue to evaluate our land inventory and are seeking to sell a number of parcels on the market.
Land Division:
     “Revenue from third party land sales was $24.7 million for the fourth quarter 2006 compared to $21.0 million during the comparable 2005 period. During the quarter, 87 acres were sold with a margin of 42.0%, versus 234 acres sold with a margin of 39.9% during the comparable 2005 quarter. Included in these 2006 results were our first land sales from Tradition South Carolina, which totaled 10 acres and generated $4.7 million in revenue with a margin of 20.9%. Fourth quarter revenue was negatively impacted by the deferral of approximately $6.3 million of revenue associated with certain sales and will be recognized under the percentage of completion method when the Company completes certain specified site improvements.
     “In addition, as has been the Company’s past practice in Florida to reserve a portion of its Land Division acreage to meet the needs of its Homebuilding Division, in the fourth quarter of 2006, the Land Division sold 150 acres from Tradition South Carolina to the Homebuilding Division for $18.8 million at a margin of 29.6%. Revenue on this transaction included in Land Division segment revenues was negatively impacted by the deferral of $3.3 million in revenue which will be recognized for segment purposes when development obligations are completed. While revenue and margin on inter-company transactions are recorded for segment reporting in Land Division results, the impact of these inter-company transactions is eliminated in consolidation and revenue and margin are recognized only when homes constructed on the land are delivered to customers.
     “Third party revenue from land sales for the full-year decreased 48.6% to $54.3 million in 2006, versus $105.7 million in 2005. Including the sale of the South Carolina land to the Homebuilding Division, revenue declined 34.0%. During 2006, 221 acres were sold to third parties with an average margin of 41.5%, compared to 1,647 acres sold with an average margin of 52.0% in 2005. There were no inter-company transactions with the Homebuilding division in 2005.
     “The third party backlog in Levitt’s Land Division at December 31, 2006 consisted of contracts for the sale of 74 acres with a sales value of $21.1 million, versus contracts for the sale of 246 acres with a sales value of $39.3 million at year-end 2005. An additional 312 acres in South Carolina valued at

$39.0 million are planned for future delivery to the Homebuilding Division. Demand for residential land in Tradition Florida has slowed coincident with declining activity in the homebuilding industry but commercial demand remains strong.
     “Total SG&A in Levitt’s Land Division increased to $5.0 million during the fourth quarter 2006 from $3.6 million for the comparable 2005 period. This increase reflects additional headcount to support our expansion into the South Carolina market and increasing activity in commercial leasing and irrigation activities, higher advertising and marketing costs, and an increase in property taxes.
     “Construction is progressing at the Landing at Tradition, our approximately 500,000 square foot, 80 acre retail power center. Opening is expected late in the third quarter of 2007. With the signing of retailer Couture Kids, Tradition Square (the 185,000 sq. ft. mixed-use development that serves as town center for Tradition, Florida) became fully leased in 2006, with full occupancy expected later this year.
     “Tradition, Florida’s Holiday Lights festival, which takes place from November through January, is billed as the largest on Florida’s Treasure Coast, attracted more than 50,000 people, driving increased traffic through Tradition Square and providing access to new homebuyer prospects. Further, nearly 6,000 people attended Founders Weekend ceremonies in early October marking the grand opening of the 5,400-acre Tradition, South Carolina community near Hilton Head Island, SC and Savannah, GA.
Other Operations:
     “Other Operations consist of the activities of Levitt Commercial, the Company’s parent company operations, and earnings from investments in Bluegreen and other real estate investments and joint ventures. In the fourth quarter of 2006, Levitt Commercial delivered 29 warehouse units and generated revenue of $11.0 million. There were no similar sales in the 2005 period. The remaining backlog of 17 warehouse units at year-end was fully delivered in the first quarter of 2007. SG&A expense in the Company’s parent company operations for the fourth quarter increased from $6.1 million in 2005 to $7.8 million in 2006 as a result of higher headcount, costs associated with systems which were implemented during the year, various human resource initiatives, and stock compensation expense of $800,000. For the full-year 2006, stock compensation expense totaled approximately $3.1 million with no comparable expense in the prior year. Based on our ownership interest of approximately 31% of the outstanding shares of Bluegreen Corporation, income associated with our investment in Bluegreen was $658,000 for the fourth quarter 2006 compared with a loss of $104,000 in the corresponding 2005 period.

Proposed Merger with BFC:
     “On January 31, 2007, Levitt Corporation and BFC Financial Corporation (“BFC”) announced they had entered into a definitive merger agreement pursuant to which Levitt will become a wholly-owned subsidiary of BFC. BFC, which is a Florida-based holding company that invests in and acquires diverse operating businesses, currently owns approximately 17% of Levitt, consisting of all of Levitt’s Class B Common Stock and approximately 11% of Levitt’s Class A Common Stock. BFC’s shares represent a majority of the voting power of our Common Stock. Under the terms of the merger agreement, which was approved by the Special Independent Committees and the Boards of Directors of both companies, holders of Levitt’s Class A Common Stock, other than BFC, will receive 2.27 shares of BFC Class A Common Stock for each share of Levitt Class A Common Stock they hold. Based on BFC’s closing stock price of $6.35 on January 30, 2007, the transaction valued each share of Levitt’s Class A Common Stock at $14.41 which represented an approximate 32% premium over the market price on that date but the value and the premium will vary over time. Based upon the closing stock price on January 30, 2007, the aggregate transaction value is approximately $286 million. Levitt’s stock options and restricted stock will be converted into BFC options and restricted stock. The transaction is subject to customary closing conditions, and will be subject to the approval of Levitt’s shareholders, with Class A holders voting as a separate class and a vote of holders of Class A Common Stock voting on the transaction without BFC and certain individuals voting their Class A shares.
     “We believe this merger offers a win-win situation for both Levitt and BFC. This tax-free transaction is intended to provide Levitt shareholders a significant market premium, while preserving their opportunity to participate in any future homebuilding recovery. This transaction should also provide Levitt additional strength and resources during a very challenging time. BFC, in turn, increases its investment in a company with a tremendous past and a bright long term future when the homebuilding industry recovers from the current slowdown. The transaction is expected to be completed in 2007. While we are optimistic the merger will be approved, in the event it is not approved, Levitt Corporation intends to consider a rights offering to its existing shareholders to increase our cash and equity position,” Levan concluded.
Levitt Corporation Selected Financial Data (Consolidated)
Fourth Quarter, 2006 Compared to Fourth Quarter 2005
•	Total revenues of $181.4 million vs. $125.6 million

•	Net loss of $10.7 million vs. net income of $8.3 million

•	Diluted loss per share of $0.54 vs. diluted earnings per share of $0.42

•	SG&A as a percent of total revenue was 17.2% vs. 19.9%

•	Homes delivered (units) of 426 vs. 401

•	Net orders (units) of 82 vs. 490

•	Net orders (value) of $27.2 million vs. $165.2 million

•	Homebuilding backlog (units) of 1,248 vs. 1,792

•	Homebuilding backlog (value) of $438.2 million vs. $557.3 million

•	Land Division third party backlog (value) of $21.1 million vs. $39.3 million
Year Ended December 31, 2006 Compared to Year Ended December 31, 2005
•	Total revenues of $575.3 million vs. $564.9 million

•	Net loss of $9.2 million vs. net income of $54.9 million

•	Diluted loss per share of $0.47 vs. diluted earnings per share of $2.74

•	SG&A as a percent of total revenue was 21.1% vs. 15.5%

•	Homes delivered (units) of 1,660 vs. 1,789

•	Net orders (units) of 1,116 vs. 1,767

•	Net orders (value) of $382.0 million vs. $547.0 million

     Levitt Corporation’s fourth quarter 2006 earnings results press release and financial summary will be available on its website: www.levittcorporation.com. To view the press release and financial summary, access the “Investor Relations” section and click on the “News Releases” navigation link.
About Levitt Corporation:
Levitt Corporation is the parent company of Levitt and Sons® and Core Communities. Levitt Corporation also holds an aggregate 31% ownership interest in Bluegreen Corporation.
Levitt and Sons®, America’s first builder of planned suburban communities, is best known for creating New York’s Levittown, Long Island and has built approximately 200,000 homes over the last 77 years. Today, Levitt and Sons® develops single and multi-family home communities for active adults and families in Florida, Georgia, Tennessee, and South Carolina. A significant portion of Levitt’s strategy is to be a leader in developing communities for America’s next, big demographic wave: retirement of the baby-boom generation. These communities typically feature a wide variety of amenities, including resort style pools, fitness and athletic facilities, and grand clubhouses.
Core Communities develops master-planned communities, including its original and best known, St. Lucie West. Core Communities’ newest master-planned community is Tradition TM Florida. Now under development on Florida’s Treasure Coast in St. Lucie County, TraditionTM is an 8,200-acre community that is planned to ultimately feature up to 18,000 residences as well as a commercial town center and a world-class corporate park. Core has also begun development of TraditionTM South Carolina, an approximate 5,000-acre parcel of land located adjacent to Hilton Head Island and Bluffton, South Carolina that is planned to ultimately include up to 9,500 residences and 1.5 million square feet of commercial space.
For further information, please visit our websites:
www.LevittCorporation.com
www.LevittandSons.com
www.CoreCommunities.com

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Levitt Corporation Contact Information
Investor Relations:
Leo Hinkley, Senior Vice President
Phone: (954) 940-4995
Fax: (954) 940-5320
Email: InvestorRelations@LevittCorporation.com
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Some of the statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements in this press release not dealing with historical results are forward-looking and are based largely on various assumptions and/or management’s expectations and involve inherent risks and uncertainties. Some factors which may affect the accuracy of the forward-looking statements apply generally to the real estate industry, while other factors apply directly to us. Any number of important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting Levitt Corporation (“the Company”) and its operations; the market for real estate in the areas where the Company has developments, including the impact of market conditions on the Company’s margins and the fair value of our real estate inventory; the accuracy of the estimated fair value of our real estate inventory and the potential for further write-downs or impairment charges; the need to offer additional incentives to buyers to generate sales; the effects of increases in interest rates; cancellations of existing sales contracts and the ability to consummate sales contracts included in the Company’s backlog; the Company’s ability to realize the expected benefits of its expanded platform, technology investments, growth initiatives and strategic objectives; the Company’s ability to timely deliver homes from backlog, shorten delivery cycles and improve operational and construction efficiency; the realization of cost savings associated with reductions of workforce and the ability to limit overhead and costs commensurate with sales; the Company’s ability to maintain sufficient liquidity in the event of a prolonged downturn in the housing market; the Company’s ability to access additional capital on acceptable terms, if at all, including through BFC Financial Corporation (“BFC”), and the Company’s success at managing the risks involved in the foregoing. Further, matters discussed in this press release relating to the Levitt Corporation and BFC Financial Corporation definitive merger agreement may contain forward-looking statements that involve substantial risks and uncertainties. These risk and uncertainties include but are not limited to the following: that the value of the BFC Class A Common Shares may decline, that the premium received by Levitt shareholders may decline; that the benefits of the transaction to either BFC, Levitt, or both may not be achieved, including that BFC may not provide improved access to capital or financing; that risks exist related to the timing and extent of any homebuilding recovery; and that the transaction may not be consummated as contemplated or at all. BFC Financial Corporation and/or LevittCorporation may determine not to conclude a transaction on these terms, or on any terms. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission. The Company cautions that the foregoing factors are not exclusive. In addition to the risks identified above, you should refer to our periodic and current reports filed with the United States Securities and Exchange Commission (the “SEC”) for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements.